EXHIBIT 3.1M

                           CERTIFICATE OF FORMATION

                                      OF

               IRON MOUNTAIN RECORDS MANAGEMENT OF MISSOURI LLC


      The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the "Delaware Limited Liability Company Act"), hereby certified that:

      FIRST: The name of the limited liability company (hereinafter called the "limited liability company") is Iron Mountain Records Management of Missouri LLC.

      SECOND: The address of the registered office and the name and the address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are The Prentice-Hall Corporation System, Inc., 1013 Centre Road, Wilmington, DE 19805.


Executed on April 23, 1996



                                        /s/   Garry B. Watzke
                                              Garry B. Watzke
                                              Authorized Person